Exhibit 99.1

Winc Reports Third Quarter 2022 Financial Results

LOS ANGELES, CA (November 14, 2022) Winc, Inc. (“Winc” or the “Company”) (NYSE American: WBEV), a differentiated platform for growing alcoholic beverages brands, today announced financial results for the quarter ended September 30, 2022.

Third Quarter 2022 Results Compared to the Third Quarter of 2021

•
Total net revenues were $15.8 million compared to $18.5 million
•
Wholesale net revenues remained stable at $5.5 million
•
DTC net revenues declined $2.8 million to $9.9 million
•
Net loss was $4.2 million compared to net loss of $5.7 million
•
Adjusted EBITDA* loss of $3.0 million versus a loss of $1.4 million

“Wholesale case volume was up over 7% in the third quarter of 2022 compared to the prior year period, primarily due to a one-time sale of select inventory below cost, and also reflecting continued expansion of our retail footprint, as seen by an approximate 16% increase in retail accounts** compared to the prior year period. Steps taken to reduce marketing spend were reflected in DTC results, where volumes are down versus a year ago, although the Company saw improvement in average order values**. In this challenging macro environment, the Company is prioritizing cost control and cash flow management as we take steps to improve profitability while focusing on our core business.”

Third Quarter 2022 Results

Total net revenues of $15.8 million in the third quarter of 2022 compared to $18.5 million in the third quarter of 2021. Wholesale net revenues of $5.5 million increased 0.8% compared to the third quarter of 2021 primarily driven by volume, reflecting a 7.2% increase in the number of cases sold, primarily driven by a one-time sale of select inventory below cost, and 15.6% growth in the number of retail accounts** compared to the prior year period. DTC net revenues of $9.9 million were down 22.0% as compared to the same period in 2021, which the Company believes was driven primarily by lower order volume stemming from a planned decrease in digital marketing spend and a decrease in breakage revenue, partially offset by a 21.0% increase in average order value (AOV)**. Revenue mix continues to shift towards the wholesale channel, with the wholesale segment accounting for 35.1% of total net revenues in the third quarter of 2022, up from 29.8% in the prior year period.

Gross profit of $5.8 million in the third quarter of 2022 decreased 26.1% as compared to the third quarter of 2021, and gross profit margin decreased 580 basis points to 36.5%. In the DTC segment, gross profit margin was 43.3%, a 50 basis point decline compared to the third quarter of 2021, reflecting a decline in breakage revenue compared to the prior year period. Gross profit margin in the wholesale segment was 28.2%, a 980 basis point decline compared to the same period in 2021, reflecting select inventory being sold below cost as well as an inventory reserve recognized in the third quarter of 2022.

Total operating expenses in the third quarter of 2022 decreased $4.0 million, or 28.5%, compared to the same period in 2021. Marketing expenses decreased by 34.7% compared to the prior year period to $2.4 million driven by lower digital advertising expenses as the Company took steps to optimize payback targets and improve profitability. Personnel expenses decreased 54.2% compared to the prior year period to $3.3 million, primarily due to lower non-cash compensation expense as the prior year period included the forgiveness of promissory notes related to early exercise of stock options. General and administrative expenses of $4.2 million were up 42.2% versus the prior year period, reflecting the impact of increased professional services fees and insurance expenses relating to operations as a public company, partially offset by a decrease in bad debt expense.

Net loss for the third quarter of 2022 was $4.2 million or $0.33 per share based on 12.6 million weighted average common shares outstanding compared to a net loss of $5.7 million or $2.55 per share in the third quarter of 2021 based on 2.3 million weighted average common shares outstanding.

Adjusted EBITDA* loss increased to $3.0 million in the third quarter of 2022 compared to Adjusted EBITDA* loss of $1.4 million in the third quarter of 2021, primarily driven by the forgiveness of employee promissory notes issued for stock option exercises of $3.5 million in the third quarter of 2021. This increase was partially offset by a $1.6 million decrease in net loss for the third quarter of 2022 as compared to that of 2021.

Balance Sheet

As of September 30, 2022, the Company had cash of $2.8 million and $4.4 million of outstanding borrowings under its line of credit compared to cash of $4.9 million and no outstanding borrowings at December 31, 2021. Since September 30, 2022, the Company has repaid $1.0 million of the outstanding borrowings under its line of credit, resulting in an outstanding balance of $3.4 million as of the date of this press release. The Company’s line of credit matures on December 31, 2022, and the Company’s borrowing capacity under its line of credit will be incrementally reduced during the periods prior to the maturity date. The Company’s management believes it will continue to require third-party financing to support future operations. However, if the Company is unable to obtain alternative financing on acceptable terms or at all, there are no assurances that the Company will be able to repay the line of credit at maturity or satisfy the Company's other obligations and to maintain the Company’s current and planned future operations.

Subsequent Events

In October 2022, the Company entered into a further amendment to its existing credit agreement, which, among other things, delayed the scheduled incremental reductions in the Company’s borrowing capacity under its credit agreement in the periods prior to the maturity date and deferred the measurement date for an event of default relating to the minimum liquidity covenant contained in the credit agreement until December 31, 2022. Additionally, in November 2022, the Company implemented a reduction in workforce in which it eliminated seven full-time positions, representing approximately 8% of the Company’s workforce.

About Winc

Winc is a differentiated platform for growing alcoholic beverages brands, fueled by the joint capabilities of a data-driven brand development strategy paired with a true omni-channel distribution network. Winc's mission is to become the leading brand builder within the alcoholic beverages industry through an omni-channel growth platform.

Winc's common stock trades under the ticker symbol "WBEV" on the NYSE American.

Contact

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “preliminary,” “likely,” and similar expressions are intended to identify forward-looking statements. All statements contained in this press release other than statements of historical fact, are forward-looking statements, including statements regarding:

•
the Company’s ability to obtain adequate financing and continue as a going concern;
•
the Company’s total addressable market, future results of operations, financial position, research and development costs, capital requirements and needs for additional financing;
•
the Company’s expectations about market trends and its ability to capitalize on these trends;
•
the Company’s business strategy and plans;
•
the impact on the Company’s business, financial condition and results of operation from the ongoing and global COVID-19 pandemic, or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide;
•
the Company’s ability to effectively and efficiently develop new brands of wines and introduce products in beverage categories beyond wine;
•
the Company’s ability to efficiently attract and retain consumers;
•
the Company’s ability to increase awareness of its portfolio of brands in order to successfully compete with other companies;
•
the Company’s ability to maintain and improve its technology platform supporting the Winc digital platform;
•
the Company’s ability to maintain and expand its relationships with wholesale distributors and retailers;

•
the Company’s ability to continue to operate in a heavily regulated environment;
•
global macroeconomic conditions, including the effects of the COVID-19 pandemic, heightened inflation, rising interest rates, geopolitical tensions and market volatility on the global economy;
•
the Company’s ability to establish and maintain intellectual property protection or avoid claims of infringement; and
•
the Company’s ability to hire and retain qualified personnel.

The Company cautions you that the foregoing list may not contain all of the forward-looking statements made in this press release.

The Company has based the forward-looking statements contained in this press release on the Company’s current expectations and projections about future events and trends that the Company believes may affect its financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including those described under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022 filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2022, as may be updated in the Company’s other periodic filings with the SEC. Moreover, the Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for management to predict all risks, nor can the Company assess the impact of all factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this press release may not occur or continue, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Any forward-looking statements made herein speak only as of the date of this press release. Except as required by applicable law, the Company undertakes no obligation to update any of these forward-looking statements for any reason after the date of this press release or to conform these statements to actual results or revised expectations. Any forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, restructurings, joint ventures, partnerships or investments the Company may make.

These forward-looking statements are based upon information available to the Company as of the date of this press release, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

_______________________________

* Non-GAAP financial measure. See “Non-GAAP Financial Measures” for additional information and a reconciliation to the most directly comparable financial measure calculated in accordance with U.S. GAAP.

**Throughout this press release, the Company provides certain key performance indicators used by management and often used by competitors in the Company’s industry. These and other key performance indicators are discussed in more detail in the section entitled “Supplemental Information” in this press release.

Winc, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash	$2,760	$4,883
Accounts receivable, net of allowance for doubtful accounts and sales returns of $0.2 million and $0.2 million as of September 30, 2022 and December 31, 2021, respectively	3,309	2,575
Inventory, net	25,730	23,888
Prepaid expenses and other current assets	2,854	6,887
Total current assets	34,653	38,233
Property and equipment, net	517	496
Right of use lease assets, net	4,012	—
Intangible assets, net	10,979	11,537
Other assets	157	122
Total assets	$50,318	$50,388
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,378	$4,040
Accrued liabilities	6,614	6,762
Contract liabilities	13,927	12,127
Early exercise stock option liability, current	489	922
Lease liabilities, current	1,228	—
Line of credit	4,400	—
Short-term advances	1,723	—
Total current liabilities	32,759	23,851
Lease liabilities, non-current	2,965	—
Early exercise stock option liability, non-current	712	839
Other liabilities	315	2,216
Total liabilities	36,751	26,906
Stockholders’ equity:
Common stock, par value $0.0001 per share; 300,000,000 shares authorized as of September 30, 2022 and December 31, 2021, 13,296,585 and 13,214,612, shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	1	2
Preferred stock, par value $0.0001 per share; 10,000,000 shares authorized as of September 30, 2022 and December 31, 2021, zero shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Treasury stock (168,750 shares outstanding as of September 30, 2022 and December 31, 2021)	(7)	(7)
Additional paid-in capital	97,692	95,207
Accumulated deficit	(84,119)	(71,720)
Total stockholders’ equity	13,567	23,482
Total liabilities and stockholders’ equity	$50,318	$50,388

Winc, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net revenues	$15,806	$18,457	$51,905	$53,573
Cost of revenues	10,037	10,653	31,017	30,605
Gross profit	5,769	7,804	20,888	22,968
Operating expenses:
Marketing	2,417	3,700	8,176	11,678
Personnel	3,274	7,153	11,260	12,540
General and administrative	4,248	2,987	13,928	8,555
Production and operation	66	44	258	97
Creative development	14	131	123	287
Total operating expenses	10,019	14,015	33,745	33,157
Loss from operations	(4,250)	(6,211)	(12,857)	(10,189)
Other income (expense)
Interest expense	(244)	(127)	(390)	(548)
Change in fair value of warrant liabilities	—	248	—	(644)
Other income, net	323	358	872	966
Gain on debt forgiveness from Paycheck Protection Program note payable	—	—	—	1,364
Total other income	79	479	482	1,138
Loss before provision for income taxes	(4,171)	(5,732)	(12,375)	(9,051)
Income tax expense	4	1	24	17
Net loss	$(4,175)	$(5,733)	$(12,399)	$(9,068)
Net loss per common share:
Basic and diluted	$(0.33)	$(2.55)	$(0.99)	$(4.72)
Weighted-average common shares outstanding:
Basic and diluted	12,615,182	2,252,128	12,503,139	1,922,559

Winc, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended
	September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(12,399)	$(9,068)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	828	520
Amortization of debt issuance costs	35	118
Stock-based compensation	1,928	991
Bad debt expense	(48)	401
Inventory reserve	195	—
Gain on debt forgiveness - Paycheck Protection Program note payable	—	(1,364)
Change in fair value of warrant liabilities	—	644
Forgiveness of employee promissory notes	—	3,453
Other non-cash	232	(17)
Change in operating assets and liabilities:
Accounts receivable	(686)	(269)
Inventory, net	(2,037)	(8,362)
Prepaid expenses and other current assets	4,032	(1,662)
Other assets	(36)	(1,845)
Accounts payable	339	57
Accrued liabilities	(148)	377
Contract liabilities	1,800	2,304
Other liabilities	(1,789)	(74)
Net cash used in operating activities	(7,754)	(13,796)
Cash flows from investing activities
Cash paid for asset acquisitions	—	(8,758)
Purchases of property and equipment	(183)	(267)
Capitalized software development costs	(346)	(216)
Loans for employee advances	—	(6)
Proceeds from sale of property and equipment	5	—
Net cash used in investing activities	(524)	(9,247)
Cash flows from financing activities
Borrowings on line of credit	6,500	5,500
Repayments on line of credit	(2,100)	—
Repayments of long-term debt	—	(1,250)
Proceeds from issuance of preferred stock and warrants, net of issuance costs	—	13,298
Proceeds from exercise of employee stock options	19	99
Taxes paid for restricted stock unit net share settlement	(5)	—
Advances received under financing arrangements, net of repayments	1,723	—
Refund of issuance costs of Series E preferred stock	18	—
Net cash provided by financing activities	6,155	17,647
Net decrease in cash	(2,123)	(5,396)
Cash at beginning of period	4,883	7,008
Cash at end of period	$2,760	$1,612

Supplemental disclosure of cash flow information
Interest paid	$188	$208
Taxes paid	$4	$51

Non-cash investing and financing activities
Deferred offering costs in accounts payable and accrued liabilities	$—	$1,308
Vesting of early exercised stock options	$564	$199
Right of use assets recorded upon adoption of ASC 842	$5,197	$—
Employee promissory notes issued for stock option exercises	$—	$3,453
Forgiveness of employee promissory notes issued for stock option exercises	$—	$(3,453)
Forgiveness of Paycheck Protection Program	$—	$1,364
Issued shares of redeemable convertible preferred stock in connection with acquisitions	$—	$1,000

Non-GAAP Financial Measures

The Company’s management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful to investors, analysts and other interested parties because these measures can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. In addition, these measures are frequently used by analysts, investors and other interested parties to evaluate and assess performance. The Company defines Adjusted EBITDA as net loss before interest, taxes, depreciation and amortization, stock-based compensation expense and other items the Company believes are not indicative of our operating performances, such as gain or loss attributable to the change in fair value of warrants. The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net revenues. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are presented for supplemental informational purposes only and should not be considered as alternatives or substitutes to financial information presented in accordance with GAAP. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our unaudited condensed consolidated statement of operations that are necessary to run our business. Some of these limitations include:

•
Adjusted EBITDA and Adjusted EBITDA margin do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
•
Adjusted EBITDA and Adjusted EBITDA margin do not reflect changes in, or cash requirements for our working capital needs; and
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditures.

Other companies, including other companies in our industry, may not use such measures or may calculate the measures differently than as presented in this press release, limiting their usefulness as comparative measures.

A reconciliation of net loss to Adjusted EBITDA and net loss margin to Adjusted EBITDA margin is set forth below (dollars in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(4,175)	$(5,733)	$(12,399)	$(9,068)
Interest expense	244	127	390	548
Income tax expense	4	1	24	17
Depreciation and amortization expense	278	226	828	520
EBITDA	$(3,649)	$(5,379)	$(11,157)	$(7,983)
Stock-based compensation	484	819	1,928	991
Gain on debt forgiveness from Paycheck Protection Program note payable	—	—	—	(1,364)
Forgiveness of employee promissory notes issued for stock option exercises	—	3,453	—	3,453
Change in fair value of warrant liabilities	—	(248)	—	644
Executive severance	166	—	166	—
Adjusted EBITDA	$(2,999)	$(1,355)	$(9,063)	$(4,259)
Net loss margin	-26.4%	-31.1%	-23.9%	-16.9%
Adjusted EBITDA margin	-19.0%	-7.3%	-17.5%	-7.9%

Winc, Inc.

Supplemental Information

(Unaudited)

(In thousands, except for average order value and retail accounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	in thousands, except for average order value and retail accounts
DTC
DTC net revenues	$9,883	$12,674	$34,291	$39,525
DTC gross profit	4,282	5,552	15,133	17,046
Average order value (AOV)	90.19	74.52	81.89	70.77
Wholesale
Wholesale net revenues	$5,549	$5,507	$16,849	$13,131
Wholesale gross profit	1,567	2,096	5,731	5,398
Retail accounts	9,392	8,124	16,143	11,476
Consolidated
Net loss margin	-26.4%	-31.1%	-23.9%	-16.9%
Adjusted EBITDA¹	$(2,999)	$(1,355)	$(9,063)	$(4,259)
Adjusted EBITDA margin¹	-19.0%	-7.3%	-17.5%	-7.9%

___________________

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are presented for supplemental informational purposes only and should not be considered as alternatives or substitutes to financial information presented in accordance with GAAP. See the section titled "Non-GAAP Financial Measures" for additional information and a reconciliation of net (loss) income to Adjusted EBITDA and net (loss) income margin to Adjusted EBITDA margin.

Average Order Value

The Company believes the continued growth of our average order value, or AOV, demonstrates both our increasing value proposition for our consumer base and their increasing affinity for our premium brands. The Company defines AOV as the sum of DTC net revenues, divided by the total orders placed in that period. Total orders are the summation of all completed individual purchase transactions in a given period. AOV may fluctuate as the Company expands into and increase our presence in additional product categories.

The Company increased AOV by 21.0% to $90.19 from $74.52 for the three months ended September 30, 2022 and 2021, respectively, and by 15.7% to $81.89 from $70.77 for the nine months ended September 30, 2022 and 2021, respectively, as a result of ongoing initiatives aimed at optimizing customer activity. AOV in the three and nine months ended September 30, 2022 was positively impacted by a 50.5% and 35.1% decrease in first-time orders, respectively, which contributed to the increased AOV because first-time orders offer significant discounts.

Retail Accounts

Retail account growth is a key metric for our continued growth in wholesale as it is a measure of how widely our products are distributed. The metric represents the number of retail accounts in which the Company sold our products in a given period.

The Company expanded our retail accounts sold by 15.6% to 9,392 from 8,124 for the three months ended September 30, 2022 and 2021, respectively, and by 40.7% to 16,143 from 11,476 for the nine months ended September 30, 2022 and 2021, respectively.